Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Alpha Natural Resources, Inc. of our report dated March 1, 2010, except for Note 23 which is as of March 15, 2010, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the current report on Form 8-K of Alpha Natural Resources, Inc. dated March 15, 2010, and of our report dated March 1, 2010, with respect to the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Alpha Natural Resources, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the retrospective adoption of new accounting requirements effective January 1, 2009 relating to noncontrolling interests and convertible debt instruments.  Our report on the consolidated financial statements also refers to the adoption of new accounting requirements effective January 1, 2009 relating to business combinations.

Our report on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states in conducting the evaluation of the effectiveness of internal control over financial reporting, the Company did not include the internal controls of the acquired assets of Foundation Coal Holdings, Inc. (Foundation), which the Company acquired on July 31, 2009.  Foundation’s total assets of $3,509 million and total revenues of $716.8 million are included in the Company’s consolidated financial statements as of and for the year ended December 31, 2009.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting associated with the acquired assets of Foundation.

/s/ KPMG LLP

Roanoke, Virginia

March 15, 2010